AMERCO

CERTIFICATE OF DESIGNATION

OF

SERIES N NON-VOTING COMMON STOCK

(Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”))

The following resolution was duly adopted by the Independent Special Committee of the Board of Directors (the “Committee”) of AMERCO, a Nevada corporation (the “Corporation”), on October 24, 2022, which resolution is and remains in full force and effect on the date hereof:

RESOLVED, that the Committee, pursuant to authority expressly vested in it by the resolutions of the Board of Directors and provisions of the Amended and Restated Articles of Incorporation of the Corporation, hereby authorizes the issuance of a series of the Corporation’s Serial Common Stock, par value $0.001 per share (the “Serial Common Stock”), and hereby fixes the designation, number, voting powers, designations, preferences, limitations, restrictions and relative rights thereof, as follows:

A series of Serial Common Stock consisting of 250,000,000 shares is hereby designated “Series N Non-Voting Common Stock” and has the voting powers, designations, preferences, limitations, restrictions and relative rights set forth herein.

1.      Voting.  Shares of Series N Non-Voting Common Stock have no voting power and the holders thereof, as such, are not entitled to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation, except only as and to the extent, and in the manner required by, NRS 78.1955(3).  For the avoidance of doubt, (a) except as and to the extent expressly provided in this Section 1, shares of Series N Non-Voting Common Stock are specifically denied voting power with respect to (and the holders thereof, as such, are specifically denied the right to vote on) any matter, and (b) notwithstanding anything to the contrary set forth in this certificate of designation or otherwise, shares of Series N Non-Voting Common Stock are specifically denied voting power with respect to (and the holders thereof, as such, are specifically denied the right to vote on) any matter pursuant to or arising under NRS 78.2055(3), 78.207(3), 78.390(2), or Chapter 92A.

2.      Dividends.  Subject to the preferences applicable to any series of preferred stock or any other series of Serial Common Stock, if any, then outstanding, the holders of Series N Non-Voting Common Stock are entitled to receive at a minimum, on a per share basis, the same form and amount of dividends and other distributions of cash, property or shares of stock of the Corporation as are declared by the Board of Directors from time to time with respect to shares of the Common Stock, $0.25 par value per share, of the Corporation (the “Voting Common Stock”) out of assets or funds of the Corporation legally available therefor; except, if such dividend or distribution is to be paid (in whole or in part) in the form of shares of Voting Common Stock or rights to acquire Voting Common Stock (other than pursuant to a subdivision or combination of the Voting Common Stock, as contemplated by Section 3, effectuated by way of a share dividend of shares of Voting Common Stock pursuant to NRS 78.215 and/or an issuance of fractional shares of Voting Common Stock pursuant to NRS 78.205), then the holders of Series N Non-Voting Common Stock shall instead receive at a minimum, on a per share basis, an equivalent number of shares of Series N Non-Voting Common Stock or rights to acquire an equivalent number of shares of Series N Non-Voting Common Stock, as the case may be.  For the avoidance of doubt, the Board of Directors may authorize, and the Corporation may make, distributions (as defined in NRS 78.191) to the holders of Series N Non-Voting Common Stock as a separate series without the Voting Common Stock or the holders thereof being entitled to receive such distributions (on a per share basis or otherwise).

3.      Subdivision or Combinations.  If the Corporation in any manner subdivides or combines the outstanding shares of Voting Common Stock, then the outstanding shares of the Series N Non-Voting Common Stock shall be simultaneously subdivided or combined in the same manner.  The Corporation shall not subdivide or combine the outstanding shares of the Series N Non-Voting Common Stock unless a subdivision or combination is made in the same manner with respect to Voting Common Stock.

4.      Inapplicability of Transfer Restrictions.  No sale, transfer or other disposition (whether voluntary or by operation of law) of Series N Non-Voting Common Stock is or shall be subject to any right of first refusal by the Company.

5.      Equal Status; Issuance.  The Series N Non-Voting Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects to the Voting Common Stock as to all matters except as and to the extent expressly provided in this certificate of designation (including, without limitation, as to the voting powers of, and distributions with respect to, the Series N Non-Voting Common Stock).  The Corporation’s Board of Directors may issue shares of Series N Non-Voting Stock in accordance with NRS 78.215, including, without limitation, as a share dividend in respect of shares of another class or series of the Corporation’s capital stock.

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